UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 29, 2011

Align Technology
(Exact name of registrant as specified in its charter)

Delaware	0-32259	94-3267295
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2560 Orchard Parkway, San Jose, California	95131
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (408) 470-1000

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On April 29, 2011, Align Technology, Inc. ("Align") completed the previously announced acquisition of Cadent Holdings, Inc. ("Cadent") pursuant to the Agreement and Plan of Merger (the "Merger Agreement") announced by Align on March 29, 2011. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Align acquired Cadent by means of a merger of Cadent with a wholly owned subsidiary of Align, with Cadent continuing as the surviving corporation and a wholly owned subsidiary of Align (the "Merger").

As a result of the Merger, and without any action on the part of any holder of any shares of Cadent capital stock, each share of Cadent capital stock outstanding immediately prior to the closing of the Merger was converted into a right to receive a cash payment determined in accordance with the liquidation provisions of Cadent's certificate of incorporation. All vested and unvested Cadent stock options were cancelled without consideration. All warrants to purchase Cadent capital stock, to the extent not exercised prior to the closing of the Merger, were cancelled in consideration for the right to receive an amount in cash for each share of Cadent capital stock that could have been purchased under such warrant equal to the difference between the per share consideration that such class of Cadent capital stock was entitled to receive in the Merger and the per share exercise price of such warrant.

The total merger consideration used to determine the price per share payable in cash for outstanding Cadent capital stock was an amount equal to approximately $177.4 million, which is an amount equal to $190.0 million (i) minus the estimated amount of any unpaid Cadent transaction expenses incurred in connection with the Merger as of the closing of the Merger or expected to be incurred after the closing of the Merger and (ii) minus certain amounts that were paid by Align to Cadent prior to the execution of the Merger Agreement. In addition to the adjustments described in (i) and (ii) above, the $190.0 million was also adjusted, on a dollar-for-dollar basis downwards, based on the extent to which Cadent's aggregate indebtedness, net of cash, was greater than zero. Approximately $26.5 million of the total merger consideration otherwise payable in the Merger to holders of Cadent capital stock is being held in escrow as security for indemnification claims under the Merger Agreement and for the payment of the expenses of Shareholder Representative Services LLC, which was appointed as the securityholder representative for purposes of escrow and indemnification matters as set forth in the Merger Agreement.

The foregoing description of the transactions consummated pursuant to the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, which was filed as Exhibit 2.1 to Align's Current Report on Form 8-K filed on April 1, 2011 and is incorporated herein by reference in its entirety.

Item 9.01. Financial Statements and Exhibits.

(a)      Financial statements of businesses to be acquired.

Any financial statements will be filed by amendment to this Current Report on Form 8-K within seventy-one (71) calendar days from the date that this Current Report on Form 8-K must be filed.

(b)      Pro form financial information.

Any pro forma financial information will be filed by amendment to this Current Report on Form 8-K within seventy-one (71) calendar days from the date that this Current Report on Form 8-K must be filed.

(d) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of March 29, 2011, by and among Align Technology, Inc., Bliss Acquisition Corporation, Cadent Holdings, Inc., U.S. Bank National Association as escrow agent and Shareholder Representative Services LLC as securityholder representative (incorporated by reference to Align's Current Report on Form 8-K filed on April 1, 2011).
99.1	Press Release dated May 2, 2011.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Align Technology (Registrant)
May 2, 2011 (Date)	/s/ ROGER E. GEORGE Roger E. George Vice President, Legal & Corporate Affairs, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of March 29, 2011, by and among Align Technology, Inc., Bliss Acquisition Corporation, Cadent Holdings, Inc., U.S. Bank National Association as escrow agent and Shareholder Representative Services LLC as securityholder representative (incorporated by reference to Align's Current Report on Form 8-K filed on April 1, 2011).
99.1	Press Release dated May 2, 2011.